As filed with the Securities and Exchange Commission on December 15, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West First Ave., Suite 1600 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Potlatch Corporation Management Deferred Compensation Plan

(Full title of the plan)

Pamela A. Mull Vice President and General Counsel Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, Washington (509) 835-1500 (Name, address and telephone number of agent for service)	Copy to: Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$10,000,000	100%	$10,000,000	$393

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Potlatch Corporation Management Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K (File No. 001-32729) for the fiscal year ended December 31, 2007, filed on February 20, 2008;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on April 28, 2008, July 28, 2008 and October 27, 2008, respectively; and

(c) the Registrant’s Current Reports on Form 8-K filed on January 3, 2008, January 11, 2008, February 26, 2008, March 28, 2008, April 17, 2008, April 22, 2008, May 8, 2008, May 21, 2008, July 18, 2008, September 24, 2008, October 24, 2008, December 3, 2008 (except for Exhibits 99.1 and 99.2 which were furnished under Item 8.01), December 10, 2008 and December 11, 2008.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

(a) Common Stock. Not applicable.

(b) Deferred Compensation Obligations.

The securities being registered pursuant to the Potlatch Corporation Management Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future according to the terms of the Plan. Specifically, participants may defer up to 50% of their annual base salary, and 50% or more of an award under the Registrant’s Management Performance Award Plan II or Annual Incentive Plan.

The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. With respect to their account balances under the Plan, participants and their beneficiaries will be unsecured general creditors of the Registrant. The Plan is considered entirely unfunded for tax purposes.

The Registrant may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.

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The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on the participant’s elections. The Obligations are payable upon a participant’s termination of employment, death or on the date(s) selected by a participant in accordance with the terms of the Plan, and are denominated and payable in cash. The Registrant may also make a distribution upon an unforeseeable emergency with respect to a participant in accordance with Plan provisions.

Amounts credited to a participant’s account will be credited with such notional earnings, gains, and losses as would have accrued to the participant’s account had such funds actually been invested in one or more of the hypothetical investment benchmarks designated by the Registrant from time to time and selected by the participant.

The Obligations are not convertible into any other security of the Registrant and there is no trading market for the Obligations.

Except as set forth in the Plan with respect to the designation of beneficiaries, neither a participant nor any other person will have the right to commute, sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate or convey rights or benefits under the Plan.

The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Plan will remain in effect until it is terminated.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Obligations registered hereby has been passed upon for the Registrant by Pamela A. Mull, Vice President and General Counsel of the Registrant. As of December 1, 2008, Ms. Mull beneficially owned 12,311 shares of the Registrant’s Common Stock. In addition, Ms. Mull will be an eligible participant in the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Seventh of the Registrant’s Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Pamela A. Mull, Vice President and General Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Pamela A. Mull, Vice President and General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

99.1	Potlatch Corporation Management Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on December 11, 2008).

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Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spokane, State of Washington, on the 15th day of December, 2008.

POTLATCH CORPORATION

By	/s/ Michael J. Covey
Michael J. Covey
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Covey, Eric J. Cremers, Terry L. Carter and Pamela A. Mull and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael J. Covey Michael J. Covey	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2008

/s/ Eric Cremers Eric J. Cremers	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	December 15, 2008

/s/ Terry H. Carter Terry H. Carter	Controller (Principal Accounting Officer)	December 15, 2008

/s/ Boh A. Dickey Boh A. Dickey	Director	December 15, 2008

/s/ William L. Driscoll William L. Driscoll	Director	December 15, 2008

/s/ Ruth Ann M. Gillis Ruth Ann M. Gillis	Director	December 15, 2008

/s/ Jerome C. Knoll Jerome C. Knoll	Director	December 15, 2008

/s/ John S. Moody John S. Moody	Director	December 15, 2008

Name	Title	Date

/s/ Lawrence S. Peiros Lawrence S. Peiros	Director	December 15, 2008

/s/ Gregory L. Quesnel Gregory L. Quesnel	Director	December 15, 2008

/s/ Michael T. Riordan Michael T. Riordan	Director	December 15, 2008

/s/ Judith M. Runstad Judith M. Runstad	Director	December 15, 2008

/s/ William T. Weyerhaeuser William T. Weyerhaeuser	Director	December 15, 2008

THE PLAN.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 15, 2008.

Potlatch Corporation Management Deferred Compensation Plan

By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Chairman of the Potlatch Benefits Committee

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pamela A. Mull, Vice President and General Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Pamela A. Mull, Vice President and General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

99.1	Potlatch Corporation Management Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on December 11, 2008).